Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus constituting a part of this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 (Nos. 333-171378, and 333-171378-01) of our reports dated October 14, 2010, relating to the consolidated financial statements as of and for the year ended July 31, 2010, the effectiveness of internal control over financial reporting as of July 31, 2010, and financial statement schedules as of and for the year ended July 31, 2010 of LTX-Credence Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2010.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

/s/ BDO USA, LLP

Boston, Massachusetts

March 3, 2011